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                                                                       Exhibit 1


[ARBOR HEALTH CARE COMPANY LOGO]                FOR FURTHER INFORMATION CONTACT:
                                                Pier C. Borra
 ARBOR HEALTH CARE COMPANY                      Chairman, President and
1100 Shawnee Road, Box 840                      Chief Executive Officer
     Lima, Ohio 45802-0840                      (419) 227-3000
              419-227-3000
          Fax 419-227-3499                      Stefanie King
                                                Edelman Financial
                                                (212) 704-8291

FOR IMMEDIATE RELEASE
---------------------


                     ARBOR HEALTH CARE APPOINTS NEW DIRECTOR


LIMA, OH, NOVEMBER 15, 1996 -- ARBOR HEALTH CARE COMPANY (NASDAQ: AHCC), today announced that Carl R. Adkins, M.D. has been named to the Company's Board of Directors filling a seat vacant since October 1995.

Carl Adkins, M.D., 52, is Chairman, President and Chief Executive Officer of UTILIMED, Inc., a $100 million specialty HMO radiology company. Prior to joining UTILIMED in 1995, Mr. Adkins was President and Chief Executive Officer of United Healthcare of Ohio, a subsidiary of United Healthcare Corp. (NYSE:UNH). Earlier in his career, Adkins served as Senior Vice President/Senior Medical Director for the New York Region of U.S. Healthcare, overseeing New York, New Jersey and Connecticut.

Pier C. Borra, Chairman, President and CEO of Arbor Health Care Company said, "We are very pleased to have Carl Adkins join our Board. Carl brings extensive experience in addressing the ever-changing dynamics of the healthcare industry. His knowledge in managed care, particularly in the delivery and financing of healthcare, will be valuable to Arbor as we continue to implement our margin-driven, managed care focused, strategy for growth."

Dr. Adkins holds an M.B.A from Wake Forest University (1982). After receiving his B.S. in 1965, Dr. Adkins received his M.D. in 1972, both from West Virginia University.

Arbor Health Care Company provides subacute medical services, including medical rehabilitation, ventilator weaning and respiratory therapy, and complex medical services such as cardiac recovery, infusion therapy and wound care, as well as basic health care services for geriatric or chronically ill patients. The Company operates 29 licensed nursing centers in five states with a total of 3,458 beds. Arbor's Pharmacy Division with operations in Ohio and Florida serves approximately 23,900 beds, including 3,300 Arbor beds.


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